Exhibit 99.1

Worksport (NASDAQ: WKSP) Q2 Operating Cash Use Falls 58%; Net Loss Narrows 32%

Gross profit increased 93% from Q1 as operating expenses declined 17%, demonstrating substantially strong sequential operating performance.

Q2 net sales reached a record $5.23 million, up 27% year over year and 58% sequentially

West Seneca, New York, August 11, 2026 — Worksport Ltd. (NASDAQ: WKSP) (“Worksport” or the “Company”), a U.S.-based innovator and manufacturer of hybrid and clean energy solutions primarily for the light truck, overlanding, and global consumer goods markets, today announced financial results for the second quarter ended June 30, 2026, delivering record quarterly net sales of $5.23 million, an increase of 27.4% year over year and 57.9% from the first quarter of 2026. In addition, gross profit increased 52.5% year over year and 93.2% sequentially to $1.65 million, while gross margin expanded to approximately 31.5%, compared with 26.4% in Q2 2025 and 25.8% in Q1 2026.

The quarter also demonstrated meaningful sequential improvement below the gross-profit line. Operating expenses declined approximately 17% from Q1, operating loss narrowed approximately 34%, and net loss improved approximately 32% sequentially to $3.97 million, compared with $5.83 million in Q1 2026.

Q2 represents an important transition from the investment and launch-readiness activity highlighted in Worksport’s first-quarter results toward revenue conversion and operating leverage. Based on the Company’s reported first-half and first-quarter cash-flow figures, net cash used in operating activities during Q2 was approximately $3.44 million, compared with $8.23 million in Q1, representing an approximately 58% sequential reduction in operating cash use.

Q2 2026 Financial Highlights

●	Record net sales of $5.23 million, up 27.4% from $4.10 million in Q2 2025 and up 57.9% from $3.31 million in Q1 2026.

●	Gross profit increased 52.5% year over year to $1.65 million, compared with $1.08 million in Q2 2025, and increased 93.2% sequentially from $854,000 in Q1 2026.

●

Gross margin expanded to approximately 31.5%, compared with approximately 26.4% in Q2 2025, an improvement of approximately 520 basis points. Gross margin increased approximately 580 basis points sequentially from Q1.

●

Operating expenses were $5.47 million, approximately 17% below Q1 2026. Research and development expense declined approximately 30% year over year as development work on certain tonneau-cover platforms progressed into production and commercialization.

●	Operating loss narrowed to $3.82 million, approximately 34% lower than the $5.74 million operating loss reported in Q1 2026.

●	Net loss was $3.97 million, or $0.33 per share, compared with $5.83 million, or $0.54 per share, in Q1 2026. Q2 2025 net loss was $3.73 million, or $0.71 per share.

●	Q2 operating cash use was approximately $3.44 million on a derived basis, approximately 58% lower than Q1 operating cash use of $8.23 million.

●	First-half net sales increased 34.6% (year-over-year) to $8.54 million, while first-half gross profit increased 69.4% to $2.50 million.

●	Worksport ended Q2 with $10.96 million in working capital and $12.07 million in inventory, positioning management’s operational focus on continued inventory conversion and sales growth.

Worksport’s full Q2 2026 Form 10-Q is accessible here:
https://www.nasdaq.com/market-activity/stocks/wksp/sec-filings

Why Q2 Matters: From Investment to Operating Leverage

Worksport entered Q2 after a first quarter in which the Company funded inventory, product launches, marketing and sales-channel expansion. Q2 began showing the conversion of those investments in the reported financial results: revenue increased nearly 58% sequentially, gross profit nearly doubled, operating expenses declined and net loss narrowed by approximately one-third. Q1 cash used in operations was elevated at $8.23 million as Worksport built inventory for SOLIS, COR, NEXUS and its broader product portfolio.

The composition of Q2 revenue also points to a broader sales platform. Worksport reported higher tonneau-cover sales through dealers and distributors Management believes the expansion of dealer and distributor channels can create a more diversified and repeatable revenue base alongside its direct-to-consumer business.

Gross-margin expansion remained a central driver of the quarter. Worksport believes the improvement can be attributed primarily to higher production volumes and improved overhead absorption, which can offset increases in certain material, component and landed costs.

CEO Commentary

“We believe Q2 is the clearest evidence yet that Worksport’s operating model is beginning to scale,” said Steven Rossi, Founder and Chief Executive Officer of Worksport. “We delivered record quarterly revenue, nearly doubled gross profit from Q1, expanded gross margin by almost 600 basis points sequentially, reduced operating expenses and narrowed our net loss from operations by approximately one-third. We believe those are important movements because they show that additional revenue is beginning to translate into substantially greater gross-profit contribution.”

Rossi continued, “Our focus now is disciplined execution. We have built-up raw materials and finished goods inventory to accompany our expanding product lineup and broadened distribution footprint. The objective is to convert those assets into higher-volume, repeatable sales while protecting the margin progress we have earned and continuing to reduce operating cash consumption. We believe Q2 moved Worksport materially closer to the operating profile required to support positive cash flow from operations, and we target that within the remainder of 2026”

“Our shareholders should expect us to stay focused on the fundamentals that matter: revenue growth, gross-profit growth, disciplined spending, inventory conversion and scalable distribution. We believe the business entering the second half of 2026 is operating from a materially stronger foundation than the business that entered the year, and our priority is to turn that progress into long-term shareholder value.”

Second Quarter 2026 Conference Call and Investor Town Hall

Worksport’s management will host its Q2 2026 earnings conference call and live webcast on August 11, 2026, at 4:30 p.m. Eastern Time, following the close of the U.S. financial markets. An investor town hall featuring management commentary and shareholder Q&A will immediately follow the earnings call.

Webcast Registration:
https://us06web.zoom.us/webinar/register/WN_WgMlf2zuQ7SJxFwlg_mV3w

Investors, analysts, media and other interested parties are invited to participate. The earnings-call transcript, presentation materials and audio replay are expected to be made available on the Worksport investor-relations website following the event.

Worksport Q2 2026 Report: Balance Sheet & Income Statement

Below is a summary excerpt from the Financial Statements section of ‘Worksport 10-Q, August 11, 2026’ covering the period ending June 30, 2026. Investors are encouraged to review the complete Form10-Q filing and the accompanying Prepared Remarks, both linked above, for full context and analysis.

Worksport Ltd.

Consolidated Balance Sheets

June 30, 2026 and 2025

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2026	2025
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,160,158	$5,945,894
Accounts receivable, net	1,007,329	503,971
Other receivable	312,419	278,027
Inventories, net (Note 3)	12,066,416	9,530,671
Prepaid expenses and other (Note 6)	344,025	530,861
Total current assets	14,890,347	16,789,424
Property and equipment, net (Note 4)	11,946,423	12,688,488
Operating lease right-of-use assets (Note 11)	217,677	272,598
Other noncurrent assets	367,079	67,033
Intangible assets, net (Note 5)	665,340	896,531
Total assets	$28,086,866	$30,714,074
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,427,642	$3,107,085
Accrued liabilities and other	808,893	1,400,730
Accrued compensation	299,149	420,210
Long-term debt, current portion (Note 12)	281,094	1,686,809
Lease liability, current portion (Note 11)	112,482	113,012
Total current liabilities	3,929,260	6,727,846
Lease liability, excluding current portion (Note 11)	105,195	159,526
Long-term debt, excluding current portion (Note 12)	4,976,157	950,481
Total liabilities	9,010,612	7,837,853

Shareholders’ equity
Series A, B and Series C preferred stock, $0.001 par value, 10,000,000 shares authorized, 100 Series A, 0 Series B, and 427,612 and 427,812 Series C issued and outstanding, respectively (Note 7)	428	428
Common stock, $0.001 par value, 45,000,000 shares authorized, 15,282,595 and 9,814,665 shares issued and outstanding, respectively (Note 7)	15,282	9,814
Additional paid-in capital	110,652,344	101,357,686
Share subscriptions receivable	(1,577)	(55,684)
Share subscriptions payable	2,140,104	5,446,347
Accumulated deficit	(93,721,747)	(83,873,790)
Cumulative translation adjustment	(8,580)	(8,580)
Total shareholders’ equity	19,076,254	22,876,221
Total liabilities and shareholders’ equity	$28,086,866	$30,714,074

The accompanying notes form an integral part of these condensed consolidated financial statements. Please click here to download the full 10-Q.

Worksport Ltd.

Consolidated Statements of Operations and Comprehensive Loss

June 30, 2026 and 2025

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months ended		Six Months ended
	June 30,		June 30,
	2026	2025	2026	2025

Net sales	$5,229,660	$4,104,958	$8,542,460	$6,344,963
Cost of sales	3,579,724	3,022,846	6,038,577	4,866,630
Gross profit	1,649,936	1,082,112	2,503,883	1,478,333

Operating expenses
Research and development	214,183	304,833	419,516	674,434
General and administrative	3,548,867	3,091,548	7,788,021	6,506,369
Sales and marketing	1,707,194	1,305,355	3,863,061	2,175,104
(Gain) loss on foreign exchange	(1,755)	(1,993)	(3,986)	(3,638)
Total operating expenses	5,468,489	4,699,743	12,066,612	9,352,269
Loss from operations	(3,818,553)	(3,617,631)	(9,562,729)	(7,873,936)

Other income (expense)
Interest expense	(146,837)	(128,156)	(239,220)	(323,594)
Other	87	11,303	8,125	2,582
Total other income (expense)	(146,750)	(116,853)	(231,095)	(321,012)

Net loss	$(3,965,303)	$(3,734,484)	$(9,793,824)	$(8,194,948)

Loss per share (basic and diluted) (Note 13)	$(0.33)	$(0.71)	$(0.87)	$(1.71)
Weighted average number of shares (basic and diluted)	11,858,684	5,285,705	11,318,444	4,778,426

The accompanying notes form an integral part of these condensed consolidated financial statements. Please click here to download the full Form 10-Q.

The link below will take you to the Worksport Investor Relations Website. After 4:30pm ET, you may download the accompanying earnings call prepared remark and deck there; investors are highly encouraged to review this material:

●	Q2 2026- Earnings Call Prepared Remarks - Download Here

Stay tuned for more information and join our mailing list to stay up to date with the latest: Join Worksport’s Newsletter

Contacts

Investor Relations, Worksport Ltd. T: 1 (888) 554-8789-128

W: investors.worksport.com W: www.worksport.com E: investors@worksport.com

Connect with Worksport Chief Executive Officer, Steven Rossi

Steven Rossi X (Twitter)

Steven Rossi LinkedIn

About Worksport

Worksport Ltd. (Nasdaq: WKSP), through its subsidiaries, designs, develops, manufactures, and owns the intellectual property on a variety of tonneau covers, solar integrations, portable power systems, and clean heating & cooling solutions. Worksport has an active partnership with Hyundai for the SOLIS Solar cover. Additionally, Worksport’s hard-folding cover, designed and manufactured in-house, is compatible with all major truck models and is gaining traction with newer truck makers including the electric vehicle (EV) sector. Worksport seeks to capitalize on the growing shift of consumer mindsets towards clean energy integrations with its proprietary solar solutions, mobile energy storage systems (ESS), and Cold-Climate Heat Pump (CCHP) technology. Terravis Energy’s website is terravisenergy.com.

Connect with Worksport

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The Company does not endorse, ensure the accuracy of, or accept any responsibility for any content on these third-party websites other than content published by the Company. Investors and others should note that the Company announces material financial information to our investors using our investor relations website, press releases, Securities and Exchange Commission (SEC”) filings, and public conference calls and webcasts. The Company also uses social media to announce Company news and other information. The Company encourages investors, the media, and others to review the information the Company publishes on social media. The Company does not selectively disclose material non-public information on social media. If there is any significant financial information, the Company will release it broadly to the public through a press release or SEC filing prior to publishing it on social media.

Forward-Looking Statements

The information contained herein may contain “forward‐looking statements.” Forward‐looking statements reflect the current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “scheduled,” “expect,” “future,” “intend,” “plan,” “project,” “envisioned,” “should,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward‐looking statements. These statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial situation may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) supply chain delays; (ii) acceptance of our products by consumers; (iii) delays in or nonacceptance by third parties to sell our products; and (iv) competition from other producers of similar products. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the SEC, including, without limitation, our latest Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the Company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this press release. The forward-looking statements made in this press release are made only as of the date of this press release, and the Company undertakes no obligation to update them to reflect subsequent events or circumstances.